Exhibit 99.2

FOR IMMEDIATE RELEASE

September 16, 2014

Owens & Minor Announces Closing of New Offering of $550 Million of Senior Notes and Delivery of Notice of Redemption

Richmond, VA – BUSINESS WIRE – September 16, 2014 – Owens & Minor, Inc. (NYSE: OMI) announced today that it has successfully completed its previously announced public offering of $275 million of 3.875% Senior Notes due 2021 and $275 million of 4.375% Senior Notes due 2024. The new notes were offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC). The new notes are guaranteed on a senior unsecured basis by Owens & Minor Distribution, Inc. and Owens & Minor Medical, Inc., both wholly-owned subsidiaries of the company. Owens & Minor intends to use the proceeds from the offering to fund its previously announced acquisition of Medical Action Industries Inc., to fund the redemption of all of its outstanding 6.35% Senior Notes due 2016 (2016 Notes) and for other general corporate purposes.

Owens & Minor also announced today that it has directed the trustee under the indenture governing the 2016 Notes to issue notice of redemption to the holders of all outstanding 2016 Notes. All outstanding 2016 Notes will be redeemed on October 16, 2014 at a make-whole redemption price, calculated in accordance with the indenture governing the 2016 Notes.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by Owens & Minor with the SEC. All of this information is available at www.owens-minor.com.

Owens & Minor assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise, other than as required by law.

Owens & Minor, Inc. (NYSE:OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACT:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

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